As filed with the Securities and Exchange Commission on November 26, 1997.

                         Registration No. _____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    SPSS INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                              36-2815480

    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)             Identification Number)


               444 North Michigan Avenue, Chicago, Illinois 60611
                                 (312) 329-2400
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Edward Hamburg
 Executive Vice President, Corporate Operations, Chief Financial Officer,
                                 and Secretary
                                    SPSS Inc.
                            444 North Michigan Avenue
                             Chicago, Illinois 60611
                                 (312) 329-2400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              T. Stephen Dyer, Esq.
                                 Ross & Hardies
                             150 N. Michigan Avenue
                             Chicago, Illinois 60601
                                 (312) 558-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON
       AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.


 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                        1933, check the following box.|X|

                         CALCULATION OF REGISTRATION FEE




                                                                                         Proposed
                                                                   Proposed               Maximum
                                                                   Maximum               Aggregate             Amount of
          Title of Each of                Amount to be          Offering Price           Offering           Registration Fee
    Securities to be Registered            Registered            Per Unit (1)            Price(1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value               1,031,951                $22.6875            $23,412,388           $7,094.66


(1) Solely for the purpose of calculating the registration fee, the offering price per share, the aggregate offering price and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Accordingly, the price per share of Common Stock has been calculated to be equal to the average of the high and low prices for a share of Common Stock as reported by the Nasdaq National Market on November 20, 1997, which is a specified date within five business days prior to the original date of filing of this Registration Statement.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                             PRELIMINARY PROSPECTUS
                     SUBJECT TO COMPLETION NOVEMBER 26, 1997

PROSPECTUS

                                1,031,951 Shares


                                    SPSS INC.

                                  Common Stock
                                ($.01 Par Value)

         This Prospectus relates to the offer and sale of up to 1,031,951 shares of the common stock, $.01 par value (the "Common Shares" or "Common Stock"), of SPSS Inc. (the "Company"). The Common Shares may be offered by particular stockholders of the Company (the "Selling Stockholders") or persons who are recipients of gifts made by Selling Stockholders ("Donee Stockholders") from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders or Donee Stockholders may effect such transactions by the sale of the Common Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, Donee Stockholders and/or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders, Donee Stockholders and any broker-dealer who acts in connection with the sale of Common Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Stockholders" elsewhere in this Prospectus. The Company will not receive any of the proceeds from the sale of the Common Shares by the Selling Stockholders or Donee Stockholders.

         The Company's Common Stock is traded and quoted on the Nasdaq National Market under the symbol "SPSS." On November 25, 1997, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $23 7/8 per share.

         The Company will bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisors to the Selling Stockholders and Donee Stockholders) in connection with the registration of the shares of Common Stock being offered hereby, which expenses are estimated to be approximately $60,000. See "Selling Stockholders" elsewhere in this Prospectus.

         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

         THESE   SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November ___, 1997

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company, and the Registration Statement of which this Prospectus forms a part, the exhibits and schedules thereto and amendments thereof, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission and the address of that Web site is "http://www.sec.gov". The Company's Common Stock is quoted on the Nasdaq National Market, and therefore such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 3rd Floor, Washington, D.C. 20006.

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto (collectively, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by such reference. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, and the exhibits thereto.

         SPSS, Categories, SYSTAT, Jandel Scientific, SigmaPlot, SigmaStat, SigmaScan and SigmaGel are registered trademarks of the Company. SPSS/PC(TM) SPSS Real Stats. Real Easy(TM), BMDP(TM), Jandel(TM), CLEAR(TM), DeltaGraph(TM), Quancept(TM) and Quantime(TM) are unregistered trademarks of the Company. QI Analyst(TM) is currently an unregistered trademark of the Company, but the Company has received notification from the United States Patent and Trademark Office that the Company may pursue further registration on a showing of use of the trademark in interstate commerce. This Prospectus also includes trade names and marks of companies other than SPSS Inc.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference the following documents previously filed with the Commission:

          (a) The Company's Annual Report on Form 10-K, filed March 31, 1997 for the fiscal year ended December 31, 1996;

          (b) The Company's Quarterly Report on Form 10-Q, filed May 15, 1997 for the fiscal quarter ended March 31, 1997;

          (c) The Company's Quarterly Report on Form 10-Q filed August 14, 1997 for the fiscal quarter ended June 30, 1997;

          (d) The Company's Quarterly Report on Form 10-Q filed November 14, 1997 for the fiscal quarter ended September 30, 1997;

          (e) The Company's Current Report on Form 8-K and amendments thereto filed with the Commission on October 15, 1997 (acquisition of Quantime Limited);

          (f) The description of the Company's Common Stock, $.01 par value (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A filed with Commission on August 4, 1993, pursuant to Section 12 of the Exchange Act; and

          (g) The Company's Proxy Statement, filed with the Commission on May 20, 1997, for its annual meeting of stockholders held on June 18, 1997, except for the Compensation Committee Report contained therein.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to: Edward Hamburg, Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, at the Company's principal executive offices at 444 North Michigan Avenue, Chicago, Illinois 60611, telephone (312) 329-2400.

UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "SPSS" AND THE "COMPANY" SHALL MEAN SPSS INC. A DELAWARE CORPORATION, ITS ILLINOIS PREDECESSOR AND ITS SUBSIDIARIES, COLLECTIVELY; AND REFERENCES TO THE "COMMON STOCK" SHALL MEAN SPSS INC.'S COMMON STOCK, PAR VALUE $ .01 PER SHARE.

                                   THE COMPANY

General

         SPSS Inc. ("the Company") was incorporated in Illinois in 1975 under the name "SPSS, Inc." and was reincorporated in Delaware in May 1993 under the name "SPSS Inc." The Company is a multinational company that delivers reporting, analysis and modeling software products, and whose primary markets are marketing research, business analysis/data mining, scientific research and quality improvement analysis. The Company develops, markets and supports an integrated line of statistical software and other products that enable users to effectively bring marketplace and enterprise data to bear on decision-making. The Company's major products include SPSS for business and general applications, NewView for analytical reporting, SYSTAT, SigmaPlot and DeltaGraph for scientific research, QI Analyst for quality improvement and statistical process control, allCLEAR for process documentation and management and the Quantime family of products for market research. The primary users of the Company's software are managers and data analysts in corporate settings, government agencies and academic institutions. In addition to its widespread use in survey analysis, SPSS software also performs other types of market research, as well as quality improvement analyses, scientific and engineering applications and data reporting. The current generation of SPSS desktop products features a windows-based point-and-click graphical user interface, sophisticated statistical procedures, data access and management capabilities, report writing and integrated graphics. The Company's products provide extensive analytical capabilities not found in spreadsheets, database management systems or graphics packages.

         In its 22 years of operation, SPSS has become a widely recognized name in statistical software. The Company plans to leverage its current position to take advantage of the increased demand for software applications that not only provide ready access to the data that organizations collect and store, but also enable users to systematically analyze, interpret and present such information for use in decision-making. Management believes that ease-of-use of the Company's current generation products, combined with the greater processing speed and storage capacity of the latest desktop computers, has substantially expanded the market for SPSS statistical software.

         In summer 1993, the Company completed an initial public offering (the "IPO") of common stock, $.01 par value (the "Common Stock"). The Common Stock is listed on the Nasdaq National Market under the symbol "SPSS". In early 1995, the Company and certain selling stockholders (the "Selling Stockholders") sold 1,865,203 shares of Common Stock in a public offering.

         The Company is a Delaware corporation. The Company's principal executive offices are located at 444 N. Michigan Avenue, Chicago, Illinois 60611, and its telephone number at its principal executive offices is (312) 329-2400.

Safe Harbor

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the matters discussed in this Prospectus are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions, competition and other risks indicated in the Registration Statement of which this Prospectus forms a part, and the Company's other filings with the Securities and Exchange Commission.

Recent Developments

         The Company appointed Michael Blair as a director on July 24, 1997, filling in a vacancy on the Board of Directors of the Company.

         In September 1997, SPSS acquired approximately 97% of the outstanding shares of capital stock of Quantime Limited, a corporation organized under the laws of England ("Quantime"), from certain shareholders and warrant holders of Quantime, in exchange for 863,049 shares of Common Stock. In November 1997, SPSS acquired the remaining shares of capital stock of Quantime in exchange for 28,175 shares of Common Stock. The acquisition was accounted for as a pooling of interests. Quantime is a developer of market research software products. SPSS will continue to operate the Quantime business principally from the Quantime offices in London, England.

         In November 1997, SPSS acquired the outstanding shares of capital stock of In2itive Technologies, a corporation organized under the laws of Denmark ("In2itive"), in exchange for 140,727 shares of Common Stock in a merger accounted for as a pooling of interests. In2itive is a computer software company specializing in market research software. SPSS will continue to operate the In2itive business principally from the In2itive headquarters in Copenhagen, Denmark.

         The financial information included herein other than in the Unaudited Selected Pro Forma Financial Data and share amounts reflect the Company as combined with Quantime, but does not include the In2itive acquisition, unless otherwise indicated.

                   UNAUDITED SELECTED PRO FORMA FINANCIAL DATA
                      (in thousands, except per share data)


The unaudited selected pro forma financial data is provided as supplementary information for illustrative purposes to give effect to the acquisitions of Quantime and In2itive. The unaudited selected pro forma financial data gives retroactive effect to the acquisitions of Quantime and In2itive, which have been accounted for as poolings of interests for financial reporting purposes, and as a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented. The financial data include in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods presented. The unaudited selected pro forma financial data should be read in conjunction with the other financial information included or incorporated by reference in this Prospectus. Such financial data are not necessarily indicative of the results that would have occurred if the acquisitions had been in effect during the periods presented or which may be attained in the future.


                                                                                                  Nine Months
                                                         Year Ended December 31,                Ended September 30,

                                                         1994          1995          1996            1996          1997
                                                         ----          ----          ----            ----          ----
Pro Forma Statement of Operations
Data:
    Net revenues                                      $74,760       $87,403       $99,621         $73,023       $80,684
    Operating income                                    7,168         6,396         9,917           8,201         1,695
    Net income                                          4,196(1)      3,180(2)      6,237(3)        5,072(4)        169(5)
    Net income per share                                $0.53(1)      $0.35(2)      $0.66(3)        $0.54(4)      $0.02(5)
    Shares used in per share calculation                7,926         9,042         9,382           9,321         9,643



                                      - 5 -






Pro Forma Balance Sheet Data:

                                                                      As of December 31,                  As of September 30,

                                                                      1995          1996                          1997
                                                                     ------        ------                       -------
    Working capital                                                  $4,163        $9,042                       $12,944
    Total assets                                                     53,096        63,052                        57,463
    Total stockholders' equity                                       21,232        29,099                        29,191




(1) Includes a pre-tax write-off of acquired in-process technology and other acquisition-related charges amounting to $1,928.

(2) Includes a pre-tax write-off of acquired in-process technology and other acquisition-related charges amounting to $1,051 and a write-off principally of certain software assets capitalized more than two years ago amounting to $2,466.

(3) Includes a pre-tax write-off of acquired in-process technology and other acquisition-related charges amounting to $3,636.

(4) Includes a pre-tax write-off of acquisition-related charges amounting to $980.

(5) Includes pre-tax charges of $2,413 relating to certain asset write-downs and acquisition-related costs of $5,985.

                                  RISK FACTORS

         In addition to the other information in this Prospectus,  the following
risk  factors  should  be  considered   carefully  by  potential  purchasers  in
evaluating a sale of the Common Stock offered hereby.

         Fluctuations in Quarterly Operating Results. The Company's quarterly operating results can be subject to fluctuation due to several factors, including the number and timing of product updates and new product introductions, delays in product development and introduction, purchasing schedules of its customers, changes in foreign currency exchange rates, product and market development expenditures, the timing of product shipments, changes in product mix, timing, costs and effects of acquisitions and general economic conditions. Because the Company's expense levels are to a large extent based on its forecasts of future revenues, operating results may be adversely affected if such revenues fall below expectations. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. The Company has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. The Company has experienced a seasonal pattern in its operating results with the fourth quarter typically having the highest operating income. For example, excluding acquisition and other non-recurring charges, the percentage of the Company's operating income realized in the fourth quarter was 33% in 1994, 34% in 1995 and 32% in 1996. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter uncertain. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. Should the Company fail to achieve such fourth quarter revenue increases, net income for the fourth quarter and the full year could be materially affected. Generally, if revenues do not meet the Company's expectations in any given quarter, operating results will be adversely affected. Although the Company had been profitable in each of the seven quarters up to and including the quarter ending June 30, 1994, the Company experienced a net loss of $137,000 in the third quarter of 1994 due to a one-time write-off of $1,928,000 for acquired and in-process technology and other acquisition-related charges recorded in connection with the Company's acquisition of SYSTAT, Inc. ("SYSTAT"). The Company was profitable in the seven quarters from December 31, 1994 through June 30, 1997, but had a net loss of $3,401,000 in the third quarter of 1997 due primarily to one-time acquisition charges of $5,985,000 and a charge from the revaluation of certain assets of $2,413,000. There can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

         Dependence on a Single Product Category; Declining Sales of Certain Products. The Company derives the major part of its product revenues from licenses of statistical software. Accordingly, any decline in revenues from licenses of the Company's statistical software, or reduction in demand for statistical software generally, could have a material adverse effect on the Company.

         In recent years, SPSS, excluding the effects of the Quantime and In2itive acquisitions, has experienced a significant shift in the sources of its revenues. Historically, the Company derived a large portion of its revenues from licenses of its mainframe and minicomputer ("Large Systems") products. As a result of the general shift by computer users from Large Systems to desktop computers, the Company experienced a decline in revenues from Large Systems products in the last several years, although in 1996 sales of Large Systems products stabilized. Revenues from Large Systems licenses declined from approximately $15.6 million in 1991 to $10.7 million in 1996, while sales of desktop products increased from $14.7 million in 1991 to $66.2 million in 1996. Revenues from Large Systems licenses increased slightly from 1995 to 1996, by $45,000. Management is unable to predict whether the decline in Large Systems licenses will continue or at what rate such licenses will decline. Revenues from the Company's products for desktop computers ("Desktop products") now account for nearly three-quarters of the Company's revenues and this percentage may continue to increase.

         Risk Relating to Business Integration in Europe and Other Acquisitions. In recent years, SPSS has made a significant number of acquisitions, including the acquisition of businesses based outside of the United States. See "Recent Developments." While SPSS has substantial international operations, it faces challenges and business integration issues with its September, 1997 acquisition of Quantime Limited, a corporation organized under the laws of the United Kingdom ("Quantime"). Although persons whom the Company believes are qualified and trained will continue to work with Quantime after its acquisition by SPSS, there can be no assurance that Quantime will be able to retain these employees or hire suitable replacements in the event they should leave the employ of SPSS. If the Company loses key personnel from Quantime or is unable to integrate Quantime's business into its own effectively, the Company may experience a material adverse impact on its financial condition. While SPSS believes that it has been successful in integrating the acquisitions it has made in the past, there can be no assurance that the recent acquisitions of Quantime or In2itive or future acquisitions will be successfully integrated into SPSS.

         Rapid Technological Change. The computer software industry is characterized by rapid technological advances, changes in customer requirements, frequent product enhancements and new product introductions. The Company's future success will depend upon its ability to enhance its existing products and introduce new products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, the Company believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by the Company to respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in loss of revenues. In the past, the Company has, on occasion, experienced delays in the introduction of new products and product enhancements, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Such delays have most often resulted from "bugs" encountered in working with new and/or beta-stage versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with the Company's software. From time to time, the Company has discovered bugs in its products which are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays or defects in its products in the future, which could have a material adverse effect on the Company. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance or that developments by others will not render the Company's products or technologies obsolete or noncompetitive.

         International Operations. The Company's revenues from operations outside of North America accounted for approximately 49%, 52% and 53% of the Company's net revenues in 1994, 1995 and 1996, respectively. The Company expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as the Company further "localizes" the SPSS product line by translating its products into additional languages and expands its operations through acquisitions of companies outside the United States. International revenues are subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burdens of complying with a wide variety of foreign laws and regulatory requirements. The Company also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. As the Company expands its international operations, the risks described above could increase and, in any event, could have a material adverse effect on the Company.

         Potential Volatility of Stock Price. There has been significant volatility in the market prices of securities of technology companies, including SPSS, and, in some instances, such volatility has been unrelated to the operating performance of such companies. Market fluctuations may adversely affect the price of the Common Stock. The Company also believes factors such as announcements of new products by the Company or its competitors, quarterly variations in financial results, recommendations and reports of analysts, acquisitions and factors beyond the Company's control could cause the market price of the Common Stock to fluctuate substantially.

         Reliance on Relationships with Third Parties. The Company licenses certain software from third parties. Some of this licensed software is embedded in the Company's products, and some is offered as add-on products. If such licenses are discontinued, or become invalid or unenforceable, there can be no assurance that the Company will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on the Company.

         In February 1993, the Company entered into an exclusive, worldwide agreement (the "Prentice Hall Agreement") with Prentice Hall, Inc. ("Prentice Hall") under which Prentice Hall publishes and distributes the student version of the Company's software and all of the Company's publications. As a result, the Company is dependent on Prentice Hall for the development and support of the markets for student software and its publications. The failure of Prentice Hall to perform its obligations under the Prentice Hall Agreement adequately could have a material adverse effect on the Company.

         In January 1997, the Company entered into a Banta Global Turnkey Software Distribution Agreement (the "Banta Agreement"), under which Banta Global Turnkey ("Banta") manufactures, packages, and distributes the Company's software products to the Company's domestic and international customers and certain international subsidiaries. The Banta Agreement has a three-year term and automatically renews thereafter for successive periods of one year. Either party may terminate the Banta Agreement for cause by written notice if the other materially breaches its obligations. Such a termination notice for cause must specifically identify the breach (or breaches) upon which it is based and will be effective 180 days after the notice is received by the other party, unless the breach(es) is (are) corrected during the 180 days. Either party may also terminate the Banta Agreement on 180 days' notice for any other reason. If Banta terminates the Banta Agreement other than for cause, it is required to assist the Company in finding a new vendor. If Banta fails to perform adequately any of its obligations under the Banta Agreement, the Company's operating results could be materially adversely affected.

         Changes in Public Expenditures and Overall Economic Activity Levels. A significant portion of the Company's revenues comes from licenses of its products directly to foreign and domestic government entities. In addition, significant amounts of the Company's revenues come from licenses to academic institutions, healthcare organizations and private businesses which contract with or are funded by government entities. Government appropriations processes are often slow, unpredictable and subject to factors outside the Company's control. In addition, proposals are currently being made in certain countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on the Company. In addition, declines in overall levels of economic activity could also have a material adverse impact on the Company.

         Competition. The market for the statistical software is both highly competitive and fragmented. The Company primarily competes with one general statistical software provider which is larger and has greater resources than the Company, as well as with numerous other companies offering statistical applications software, many of which offer products focused on specific statistical applications. The Company considers its primary worldwide competitor to be the larger and better-financed SAS Institute ("SAS"), although the Company believes that SAS's revenues are derived principally from products that are used for purposes other than statistics and operate on large systems platforms. StatSoft Inc., developers of the Statistica product ("Statistica"), Manugistics Group, Inc., distributors of the Statgraphics Plus product ("Statgraphics"), and Minitab, Inc. ("Minitab") are also competitors, although their annual revenues from statistical products are believed to be considerably less than the revenues of SPSS.

         In the future, SPSS may face competition from new entrants into the statistical software market. The Company could also experience competition from companies in other sectors of the broader market for data management, analysis and presentation software, such as providers of spreadsheets, database management systems, report writers and executive information systems. These companies have added, or in the future may add, statistical analysis capabilities to their products. Many of these companies have significant name recognition, as well as substantially greater capital resources, marketing experience and research and development capabilities than the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investment in research and development and sales and marketing, or that the Company will otherwise be able to make the technological advances necessary to maintain or enhance its competitive position. The Company's future success will also depend significantly upon its ability to continue to sell its Desktop products, to attract new customers looking for more sophisticated or powerful software and to introduce additional add-on products to existing customers. There can be no assurance that the Company will be able to compete successfully in the future.

         Dependence on Key Personnel. The Company is dependent on the efforts of certain executives and key employees, including its President and Chief Executive Officer, Jack Noonan. The Company's continued success will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to continue to attract or retain such highly qualified personnel. No life insurance policies are maintained on the Company's key personnel.

         Intellectual Property; Proprietary Rights. The statistical algorithms incorporated in the Company's software are not proprietary. The Company believes that the proprietary technology constituting a portion of the Company's software determines the speed and quality of displaying the results of computations, the connectivity of the Company's products with third party software and the ease of use of its products. The Company's success will depend, in part, on its ability to protect the proprietary aspects of its products. The Company attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright and trademark laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. The Company licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of Large System products and annual licenses of its Desktop products, the Company licenses its products to end-users by use of a "shrink-wrap" license that is not signed by licensees, as is customary in the industry. It is uncertain whether such license agreements are legally enforceable. The source code for all of the Company's products is protected as a trade secret and as unpublished copyrighted work. In addition, the Company has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, it may be possible for competitors or users to copy aspects of the Company's products or to obtain information which the Company regards as a trade secret. The Company has no patents, and judicial enforcement of copyright laws may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by the Company, it may be possible for unauthorized third parties to reverse engineer or copy the Company's products or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

         Although the Company's products have never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to use the intellectual property of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all. There can also be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

         Control by Existing Stockholders; Antitakeover Effects. As of November 24, 1997, the Company's executive officers and directors owned beneficially approximately 13% of the outstanding shares of Common Stock. The Norman H. Nie Revocable Trust Dated March 15, 1991 (the "Nie Trust") and affiliates of the Nie Trust are entitled to nominate a director for inclusion in the management slate for election to the Board if the Nie Trust owns no less than 12.5% of the outstanding shares of Common Stock. As of November 24, 1997, the Nie Trust and affiliates of the Nie Trust beneficially owned approximately 12.3% of the outstanding shares of Common Stock. The Company's Certificate of Incorporation and Bylaws contain a number of provisions, including provisions requiring an 80% super majority stockholder approval of certain actions and provisions for a classified Board of Directors, which would make the acquisition of the Company, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult or impossible.

         Shares Eligible for Future Sale. The Company is filing the Registration Statement to permit transactions with respect to the shares of Common Stock issued in connection with the Quantime and In2itive transactions. These shares of Common Stock are currently deemed "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act.

         In addition to the shares of Common Stock which are outstanding, as of November 24, 1997, there were vested options outstanding held by management to purchase approximately an additional 686,971 shares of Common Stock, with an average exercise price of $8.19 per share, and unvested options to purchase approximately an additional 169,972 shares of Common Stock. The Company has also established a stock purchase plan available to employees of the Company, which permits employees to acquire shares of Common Stock at the end of each quarter at 85% of the market price of the Common Stock as of the day after the end of the quarter.

         No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock by the Company or by shareholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

         Accumulated  Deficit.   The  Company  had  an  accumulated  deficit  of
$11,597,000 as of December 31, 1996.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each Selling Stockholder as of November 24, 1997, the number of shares of Common Stock that may be offered for the Selling Stockholder's account and the number of shares of Common Stock and based on the number of shares of Common Stock beneficially owned as of November 24, 1997, the percentage of the shares of Common Stock to be beneficially owned by such Selling Stockholder if they elect to sell all of their Shares of Common Stock that are available for sale.

                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------

Michael Oestreicher                                441,635             441,635           0                  *
TR UA DTD  6/30/97
Edward  Sherman  Ross  Trust
312 Walnut  Street,  Suite 1400
Cincinnati, OH 45202-4029

Joya Charitable Foundation                          88,418              88,418           0                  *
312 Walnut Street, Suite 1400
Cincinnati, OH  45202-4029

Min Charitable Trust                                16,007              16,007           0                  *
c/o Richard Cassell
Brown & Wood, Princes Court
7 Princes Street
London EC2R 8AQ  UK

M Ross                                               1,904               1,904           0                  *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG  UK

J Powell                                             1,904               1,904           0                  *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG  UK


                                     - 11 -



                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------


Norman Grunbaum                                    115,744             115,744            0                 *
TR UA DTD 6/30/97
Norman Grunbaum Discretionary Settlement
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG  UK

Richard Kottler
TR UA DTD 6/30/97
Richard Kottler Discretionary Settlement           119,522             119,522           0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG  UK

International Services SA                           27,375              27,375           0                 *
7-11 Britannia Place
Bath Street
St. Helier, Jersey  JE4 8US
             Channel Islands

Louis Davidson                                       2,585               2,585           0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG  UK

J Marinelli                                         20,261              20,261           0                 *
c/o Quantime Corp.
11 East 26th Street, 16th Fl
New York, NY  10010

Stephanie Gwilliam                                  13,117              13,117           0                 *
1 Redroofs Close, The Avenue
Beckenham, Kent BR3 2YR

Tony Legg 10,297                                    10,297              10,297           0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

                                     - 12 -



                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------



Mark Katz 9,530                                      9,530               9,530             0                 *
26 Hoop Lane
London NW11 8BU  UK

Eva Huzan 4,420                                      4,420               4,420             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Madeleine Ashbery                                    3,047               3,047             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Valerie Griffin                                      2,455               2,455             0                 *
c/o Quantime Corp.
100 Merchant Street, Suite 125
Cincinnati, OH  45246

Pete Trotman                                         2,331               2,331             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Joni Orgel                                           2,087               2,087             0                 *
c/o Quantime Corp.
11 East 26th Street, 16th Fl
New York, NY  10010

Adrian Dewey                                         1,675               1,675             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Pete Dacosta                                           761                 761             0                 *
c/o Quantime Corp.
100 Merchant Street, Suite 125
Cincinnati, OH  45246

                                     - 13 -



                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------



Nick Brown                                             761                 761              0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Jonathan Chody                                         761                 761              0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Gail Haslam                                            609                 609              0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Annie McGlone                                          608                 608              0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Alan Renny                                             536                 536              0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Earl Wardally                                          456                 456              0                 *
c/o Quantime Ltd.
11 East 26th Street, 16th Floor
New York, NY  10010

Martin Klein                                           432                 432              0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK



                                     - 14 -



                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------

Sharon Jordan                                          334                 334              0                 *
c/o Quantime Corp.
100 Merchant Street, Suite 125
Cincinnati, OH  45246

Heather Dyer                                           254                 254             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG    UK

Sue Wooderson                                          229                 229             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG    UK

Jonathan Rabson                                        229                 229             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG    UK

Jorge Almonacid                                        197                 197             0                 *
c/o Quantime SA de CV
Passeo de la Reforma
90-4 Pisco, Suite 405
Colonia Juarez    Mexico

Roger Phillips                                         152                 152             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG    UK

Louise Weale                                           152                 152             0                 *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG    UK


                                     - 15 -


                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------



John Taggart                                           152                 152            0                *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG    UK

Andi Peretz                                            152                 152            0                *
540 8th Street, Brooklyn
New York, NY  11215

Gwen Smith                                              75                  75            0                *
c/o Quantime Corp.
11 East 26th Street, 16th Fl
New York, NY  10010

Wes Frost                                               30                  30            0                *
c/o Quantime Corp.
100 Merchant Street
Suite 125
Cincinnati, OH  45246

Sue Jordan                                              30                  30            0                *
c/o Quantime Ltd.
Maygrove House
Maygrove Road
London NW6 2EG   UK

Jens Nielsen                                         8,838               8,838            0                *
Ingas Vag 27 PL. 494
28691 Orkelljunga
Sweden

Henrik Rosendahl                                     8,838               8,838            0                *
Dyrehavevej 27, I
2930 Klampenborg
Denmark

Ole Stangegaard                                      1,087               1,087            0                *
Tvaerfej 46
2830 Vitum
Denmark

                                                      - 16 -


                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------



Lars Thinggaard                                      1,087               1,087             0                *
Drosselvej 53 K
2000 Frederiksberg
Denmark

Peter Tottrup                                        3,020               3,020             0                *
Langelands Plads5, 4th.
2000 Frederiksberg
Denmark

Edward O'Hara                                       16,827              16,827             0                *
Nattergalevej 16
2970 Horsholm
Denmark

Steen Hansen                                           314                 314             0                *
Snogegardsvej 120
2860 Soborg
Denmark

Magnus Egholm                                           97                  97             0                *
GI. Jernbanevej 26, 1th.
2500 Valby
Denmark

Mikkel Jorgensen                                       869                 869             0                *
Baunehojvej 46, st.tv.
2800 Lyngby
Denmark

Michael Elbaek Bertelsen                               194                 194             0                *
Lundtofteparken 36, 2th.
2800 Lyngby
Denmark

Bjame Jensen                                           543                 543             0                *
Lilsviervej 81B, 1tv.
2800 Lyngby
Denmark

Thomas Leistiko                                        431                 431             0                *
Arhusgade 10, 1tv.
2100 Kobenhavn O
Denmark

Dansk Erhvervsinvestering                           12,944              12,944             0                *
Bredgade 73
1260 Kobenhavn K
Denmark



                                     - 17 -


                                                                      Maximum                Shares of Common
                                                                      Number                    Stock To Be
                                                 Shares of           of Shares              Beneficially Owned
                                               Common Stock          Available             Assuming Sale of All
                                               Beneficially         To Be Sold             Shares Available For
Name and Address of                             Owned As of          Pursuant                 Sale Hereunder
Selling Stockholder                          November 26, 1997        Hereto            Number          Percent
---------------------------------------------------------------------------------------------------------------


Bjorn Haugland                                      27,767              27,767             0                *
Camilla Collettesvei 8
9258 Oslo
Norway

2M Invest                                           47,541              47,541             0                *
Frederiksgade 9
1265 Kobenhavn K
Denmark

Dorte Siggaard Andersen                              1,087               1,087             0                *
Malmmosevej 3
2840 Holte

MSP Finans 2ApS                                      5,438               5,438             0                *
Parkvaenget 2829
2920 Charlottenlund

Hans Chr. Iversen                                    3,805               3,805             0                *
Rungstedvej 97
2960 Rungsted

* The percentage of shares beneficially owned does not exceed 1% of the class.

        The Company has agreed to register offers, sales and other distributions of the shares of Common Stock of the Selling Stockholders and Donee Stockholders offered hereby under the Securities Act. In this connection, the Selling
Stockholders and Donee Stockholders are required to pay the underwriting discounts and commissions and transfer taxes, if any, associated with the sale of their shares of Common Stock, and the Company will pay substantially all of the expenses directly associated with the registration of such shares of Common
Stock   hereunder.

                                 USE OF PROCEEDS

          The Company will not receive any proceeds from the registration or sale of the shares of Common Stock offered hereby.

                        DIVIDEND POLICY AND RESTRICTIONS

          The Company has never declared any cash dividends or distributions on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain its future earnings to fund ongoing operations and future capital requirements of its business.

                              PLAN OF DISTRIBUTION

          The Common Stock may be offered by the Selling Stockholders or Donee Stockholders from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders or Donee Stockholders may effect such transactions by the sale of the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, Donee Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders, Donee Stockholders and any broker-dealer who acts in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commission received by them and profit on any resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

          No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. See "RISK FACTORS -- Shares Eligible for Future Sale" elsewhere in this Prospectus.

          The Company is filing a registration statement to permit transactions with respect to all of the shares of SPSS Common Stock acquired by former shareholders of Quantime and In2itive in connection with the acquisitions of Quantime and In2itive. These shares are currently "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act.

                                  LEGAL MATTERS

          The validity of the shares of Common Stock was passed upon for the Company by its general counsel, Ross & Hardies, Chicago, Illinois.

                                     EXPERTS

          The Consolidated Financial Statements and Schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, incorporated by reference herein, and are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

          With respect to SPSS Inc.'s unaudited interim financial information for the periods ended March 31, 1996 and 1997, June 30, 1996 and 1997, and September 30, 1996 and 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because such reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

--------------------------------------------------------------------------------


NO DEALER, SALESMAN OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION               1,031,951 Shares
OR TO MAKE ANY REPRESENTATIONS OTHER
THAN THOSE CONTAINED IN THIS PROSPECTUS
IN CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN                    SPSS INC.
AUTHORIZED BY THE COMPANY.  NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL UNDER ANY                          COMMON STOCK
CIRCUMSTANCES CREATE AN IMPLICATION                   ($.01 PAR VALUE)
THAT  THERE HAS BEEN NO  CHANGE IN THE
  AFFAIRS  OF THE  COMPANY  SINCE THE DATE
HEREOF.  THIS  PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR SOLICITATION BY
ANYONE IN ANY  JURISDICTION IN WHICH SUCH                _________________
OFFER OR SOLICITATION IS NOT AUTHORIZED                     Prospectus
OR IN WHICH THE PERSON MAKING SUCH OFFER                 _________________
OR SOLICITATION IS NOT AUTHORIZED OR IN
WHICH THE PERSON MAKING SUCH OFFER OR
TABLE OF CONTENTS SOLICITATION IS NOT                 Dated November ___, 1997
QUALIFIED TO DO SO OR TO ANYONE TO WHOM
IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION.




                       TABLE OF CONTENTS

                                                           Page

Available Information........................................ 2
Incorporation of Certain Documents by Reference.............. 2
The Company.................................................. 4
Risk Factors................................................. 6
Selling Stockholders........................................ 11
Plan of Distribution........................................ 17
Use of Proceeds..............................................16
Dividend Policy and Restrictions............................ 17
Legal Matters............................................... 17
Experts..................................................... 17






--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth various estimated fees and estimated expenses in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant.


SEC registration fee.................................$     7,094.66
Printing expenses....................................$     1,000.00
                                                      -------------
Legal fees and expenses..............................$    20,000.00
Accounting fees and expenses.........................$    30,000.00
Miscellaneous........................................$     1,905.34
                                                      -------------
          Total......................................$    60,000.00
                                                       ============

Item 15.  Indemnification of Directors and Officers

          Delaware General Corporation Law. The Company has statutory authority to indemnify the officers and directors. The applicable provisions of the General Corporation Law of the State of Delaware (the "GCL") state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.

          Under the applicable provisions of the GCL, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

                  (1) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

                  (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (3) By the affirmative vote of a majority of the shares entitled to vote thereon.

          The Company's Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or of any subsidiary of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which he has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company.

Item 16.  Exhibits

                                                                 Incorporation
                                                                      by
Exhibit                                                            Reference
Number     Description                                           (if applicable)

 2.1      Stock Purchase Agreements - Quantime                         *
 2.2      Stock Purchase Agreement - In2itive

 5.1 Opinion of Ross & Hardies regarding legality of shares of Common Stock

15.1      Letter Re: Unaudited Interim Financial Information

23.1      Consent of KPMG Peat Marwick LLP

23.2 Consent of Ross & Hardies (contained in opinion described in 5.1)

24.1      Power of Attorney                                            * *

  * Two Stock Purchase Agreements, each dated September 30, 1997, between SPSS and certain shareholders of Quantime are included as an exhibit to the Company's report on Form 8-K filed with the Commission on October 15, 1997. The remaining Stock Purchase Agreement is being filed herewith.

  * * Included in signature pages.

          (b) The Company did not file any reports on form 8-K during fiscal year 1995 or for the first two quarters of fiscal year 1996. The Company filed reports on Form 8-K with the Commission on October 11, 1996 (acquisition of Clear Software), and on December 4, 1996 (acquisition of Jandel Corporation), and on October 15, 1997 (acquisition of Quantime Limited).

Item 17.  Undertakings

          The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 26, 1997.


                            SPSS INC.

                            By: /s/  Jack Noonan
                                     Jack Noonan
                                     President and Chief Executive Officer

                                POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints Jack Noonan and Edward Hamburg, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in furtherance of the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 26, 1997.

          Signature           Title(s)

/s/  Norman H. Nie
          Norman H. Nie       Chairman of the Board of Directors

/s/  Jack Noonan
          Jack Noonan         President, Chief Executive Officer and Director

/s/  Edward Hamburg
          Edward Hamburg      Executive Vice President, Corporate Operations,
                              Chief Financial Officer and Secretary

/s/  Robert Brinkmann
          Robert Brinkmann    Controller and Assistant Secretary
                              (Chief Accounting Officer)

/s/  Bernard Goldstein
          Bernard Goldstein   Director

/s/  Frederic W. Harman
          Frederic W. Harman  Director

/s/  Merritt Lutz
          Merritt Lutz        Director

/s/  Michael Blair
          Michael Blair       Director

SPSS INC.

EXHIBIT INDEX


                                                            Location of Document
Exhibit                                                         in Sequential
  No.                 Description of Document                 Numbering System

 2.1      Third Stock Purchase Agreement - Quantime
 2.2      Stock Purchase Agreement - In2itive

 5.1 Opinion of Ross & Hardies regarding legality of shares of Common Stock (includes consent of Ross
          & Hardies)

15.1      Letter re:  Unaudited Interim Financial Statements

23.1      Consent of KPMG Peat Marwick LLP

24.1      Power of Attorney *


*  Included in signature pages.